Exhibit 10.66

EXCLUSIVE LICENSE AGREEMENT

between

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

and

BIOPROTECTION SYSTEMS CORPORATION

for

“Recombinant Yellow Fever Virus as a Vaccine Vector” [*]

Table of Contents

		Page

1	DEFINITIONS	2

2	GRANT	7

3	SUBLICENSES	9

4	MANDATORY SUBLICENSING	10

5	PAYMENT TERMS	11

6	LICENSE ISSUE FEE	13

7	LICENSE MAINTENANCE FEE	13

8	PAYMENTS ON SUBLICENSES	13

9	EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES	14

10	MILESTONE PAYMENTS	15

11	DUE DILIGENCE	15

12	PROGRESS AND ROYALTY REPORTS	17

13	BOOKS AND RECORDS	19

14	LIFE OF THE AGREEMENT	19

15	TERMINATION BY THE REGENTS	20

16	TERMINATION BY LICENSEE	20

17	DISPOSITION OF LICENSED PRODUCTS UPON TERMINATION OR EXPIRATION	21

18	USE OF NAMES AND TRADEMARKS	21

19	LIMITED WARRANTY	21

20	LIMITATION OF LIABILITY	22

21	PATENT PROSECUTION AND MAINTENANCE	22

22	PATENT MARKING	24

23	PATENT INFRINGEMENT	24

24	INDEMNIFICATION	25

25	NOTICES	27

26	ASSIGNABILITY	28

27	WAIVER	28

28	FORCE MAJEURE	28

29	GOVERNING LAWS; VENUE; ATTORNEYS’ FEES	28

i

Table of Contents

(continued)

		Page

30	GOVERNMENT APPROVAL OR REGISTRATION	29

31	COMPLIANCE WITH LAWS	29

32	CONFIDENTIALITY	29

33	MISCELLANEOUS	31

ii

EXCLUSIVE LICENSE AGREEMENT

for

“Recombinant Yellow Fever Virus as a Vaccine Vector” [*]

This license agreement (“Agreement”) is made effective this 29th day of July, 2008 (“Effective Date”), by and between The Regents of the University of California, a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 (“The Regents”), and acting through its Office of Technology Management, University of California San Francisco (“UCSF”), 185 Berry Street, Suite 4603, San Francisco, California 94107, and BioProtection Systems Corporation, a Delaware corporation, having a principal place of business at 2901 South Loop Drive, Suite 3360, Ames, Iowa 50010-8646 (“Licensee”).

BACKGROUND

A.                                   Certain inventions, generally characterized as “Recombinant Yellow Fever Virus as a Vaccine Vector” (collectively “Inventions”), were made in the course of research at the University of California, San Francisco, by Drs. Raul Andino and Andres McAllister Moreno and are claimed in Patent Rights as defined below.

B.                                     The development of the Inventions was sponsored by the Department of Health and Human Services and, as a consequence, this license is subject to overriding obligations to the United States Federal Government under 35 U.S.C. §§ 200-212 and applicable regulations, including a non-exclusive, non-transferable, irrevocable, paid-up license to practice or have practiced the Inventions for or on behalf of the United States Government throughout the world.

C.                                     Licensee wishes to obtain certain rights from The Regents for the commercial development of the Inventions, in accordance with the terms and conditions set forth herein and The Regents is willing to grant those rights so that the Inventions may be developed and the benefits enjoyed by the general public.

D.                                    The scope of such rights granted by The Regents is intended to extend to the scope of the patents and patent applications in Patent Rights, but only to the extent that The Regents has proprietary rights in and to the Valid Claims of such Patent Rights.

E.                                      Licensee is a “small business firm” as defined in 15 U.S.C. §632.

F.                                      Both parties recognize and agree that Earned Royalties are due under this Agreement with respect to specific products, services and methods covered by this Agreement and that such royalties will be paid with respect to both pending patent applications and issued patents, in accordance with the terms and conditions set forth herein.

G.                                           Both parties recognize and agree that Earned Royalties due under this Agreement will be based on Licensee’s or a Sublicensee’s last act covered by the Patent Rights within the control of Licensee or a Sublicensee, regardless of whether Licensee or a Sublicensee had control over prior acts; the parties intend that Earned Royalties due under this Agreement will be calculated based on the Net Sales of the product or service resulting from the last such act by Licensee and its Sublicensees.

The parties agree as follows:

1                                         DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1                               “API” or “Active Pharmaceutical Ingredient” means a therapeutically active biological or chemical compound that (i) requires regulatory approval by the United States Food and Drug Administration (“FDA”) before use in humans; (ii) does not function together with the Licensed Product to achieve the same prophylactic or therapeutic purpose through the same mechanism of action, by targeting the same antigen or the same gene or expressed product of a gene; (iii) is claimed or covered by patent rights that do not claim or cover Licensed Product; and (iv) when Sold as a component of a Combination Product, the market price of such Combination Product is higher than the market price for the Licensed Product portion included within such Combination Product, when such Licensed Product is Sold alone.  For clarity, the term “Active Pharmaceutical Ingredient” shall not include excipients, buffers or other similar substances that are typically formulated with the therapeutically active ingredient contained in a drug product to form the final drug product for sale and/or pharmaceutical administration.

1.2                               “Affiliate” of Licensee means any entity which, directly or indirectly, Controls Licensee, is Controlled by Licensee or is under common Control with Licensee.  “Control” means: (i) having the actual, present capacity to elect a majority of the directors of such entity; (ii) having the power to direct at least forty percent (40%) of the voting rights entitled to elect directors; or (iii) in any country where the local law will not permit foreign equity participation of a majority, ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law.

1.3                               “Attributed Income” means the total gross proceeds (exclusive of Earned Royalties of Sublicensees, but including, without limitation, any license fees, maintenance fees, or milestone payments), whether consisting of cash or any other forms of consideration and whether any rights other than Patent Rights are granted, which gross proceeds are received by or payable to Licensee or any Affiliate from any Sublicensee in consideration of the grant of a sublicense under the Patent Rights.  Notwithstanding the foregoing, Attributed Income shall not include proceeds attributed in such sublicense or such agreement, arrangement or other relationship to bona fide: [*] for the applicable Sublicensee under such sublicense or such agreement, arrangement or other relationship on the basis of full-time equivalent (“FTE”) efforts of personnel at or below commercially reasonable and standard FTE rates and/or reimbursement of other research costs (such as capital equipment purchase) on any actual cost basis.

For the avoidance of doubt, any gross proceeds meeting the definition set forth above in this Article 1.2 shall be “Attributed Income” irrespective of whether such gross proceeds are received under one or more separate agreements relating to sublicensing of the Patent Rights and irrespective of how such gross proceeds are referred to or characterized by Licensee, or the Sublicensee.

1.4                               “Combination Product” means a therapeutic Product that when Sold contains as active ingredients both a Licensed Product and one or more Active Pharmaceutical Ingredients (which are not themselves Licensed Products).  For clarity, the entire Combination Product is deemed a Licensed Product.

1.5                               “Commercially Reasonable Efforts” shall mean, with respect to the efforts and resources to be expended by Licensee (or its Affiliates or any Sublicensees) with respect to any objective under this Agreement, reasonable, diligent, good faith efforts to accomplish such objective as such party would normally use to accomplish a similar objective under similar circumstances, it being understood and agreed that with respect to the discovery, development or commercialization of any Product, such efforts shall be substantially equivalent to those efforts and resources commonly used by such party for a product owned by it or to which it has exclusive rights, which product is at a similar stage in its development or product life and is of similar market potential taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval, the profitability and commercial potential of the product to the applicable party, alternative products and other relevant factors.

1.6                               “Earned Royalty” means a royalty as defined in Paragraph 9.1.

1.7                               “Field of Use” means all uses, applications and indications relating to human health, such as diagnostic, prophylactic and therapeutic applications, including without limitation Licensee’s and any Sublicensee’s internal research and development use as required to develop such applications and all commercial uses relating to human healthcare.  All other uses are excluded.

1.8                               “FTE” is defined in Paragraph 1.2 (Attributed Income).

1.9                               “Joint Venture” means any separate entity established pursuant to an agreement between a third party and Licensee and/or Sublicensee to constitute a vehicle for a joint venture, in which the separate entity manufactures, uses, purchases, Sells or acquires Licensed Products from Licensee or Sublicensee.

1.10                        “Know-How” means the Biological Materials, protocols and other unpatented know-how listed or generally described in Appendix A.

1.11                        “Licensed Method” means any process, art or method the use or practice of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, any Patent Rights in any country were they issued at the time of the infringing activity in that country.

1.12                        “Licensed Product(s)” means any Product, (which may include, without limitation, a Product for use or used in practicing a Licensed Method and any Product made by practicing a Licensed Method), the manufacture, use, Sale, offer for Sale or import of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, any Patent Rights in any country were they issued at the time of the infringing activity in that country.  For the avoidance of doubt, if such Product is a component of a larger unit such as a kit, composition of matter or combination, then such kit, composition of matter or combination is deemed to be the Licensed Product for purposes of this definition.

1.13                        “Net Invoice Price” means the gross invoice price charged by, and the value of any other consideration (if any) owed to, Licensee and/or any Sublicensee for a Licensed Product Sold to a third party, less (i) an allowance only for those accounts deemed uncollectible by Licensee (or the Sublicensee, as applicable) after diligent efforts to collect the amount owed, and (ii) the following items, but only to the extent that they actually pertain to the disposition of such Licensed Product, and are included in the gross invoice price charged or other consideration owed:

1.13.1                        Allowances or credits or refunds actually granted to customers for rejections, returns and prompt payment and volume or trade discounts off of the gross invoice price;

1.13.2                        Freight, transport packing and insurance charges associated with transportation, to the extent identified separately on a bill or invoice;

1.13.3                        Taxes, including Deductible Value Added Tax, tariffs or import/export duties based on Sales when included in the gross invoice price, but excluding value-added taxes other than Deductible Value Added Tax or taxes assessed on income derived from Sales.  “Deductible Value Added Tax” means only the portion of the value added tax that is actually incurred and is not reimbursable, refundable or creditable under the tax authority of any country;

1.13.4                        normal and customary discounts and rebates given off of the gross invoice price as a part of a formulary or similar program that are allowed, paid or credited to customers, third-party payers, healthcare systems, or administrators for a Licensed Product that is included in such program, as permitted by applicable law;

1.13.5                        normal and customary chargebacks and retroactive price reductions that are paid or credited to customers, third-party payers, health care systems, or administrators for a Licensed Product, as permitted by applicable law;

1.13.6                        Rebates and discounts off of the gross invoice price paid or credited pursuant to applicable law; and

1.13.7                        The invoiced, out-of-pocket cost (or cost of manufacture, if manufactured by Licensee, its Affiliate(s) or any Sublicensees) for drug delivery devices or vaccine delivery devices specifically for use with and included in the Licensed Product.

1.14                        “Net Sale” means:

1.14.1                        except in the instances described in Paragraphs 1.14.2, 1.14.3 and 1.14.4 of this Paragraph, the Net Invoice Price;

1.14.2                        for any Relationship-Influenced Sale of a Licensed Product, Net Sales shall be based on the Net Invoice Price at which the Relationship-Influenced Sale Purchaser re-Sells such Licensed Product;

1.14.3                        in those instances where Licensed Product is not Sold, but is otherwise commercially exploited, the Net Sales for such Licensed Product shall be the Net Invoice Price of products of the same or similar kind and quality, Sold in similar quantities, currently being offered for Sale by Licensee, and/or any Sublicensee.  Where such products are not currently being offered for Sale by Licensee, and/or any any Sublicensee, the Net Sales for Licensed Product otherwise exploited, for the purpose of computing royalties, shall be the average Net Invoice Price at which products of the same or similar kind and quality, Sold in similar quantities, are then currently being offered for Sale by other manufacturers.  Where such products are not currently Sold or offered for Sale by Licensee, and/or any Sublicensee, or others, then the Net Sales shall be Licensee’s, and/ or any Sublicensee’s cost of manufacture of Licensed Product, determined according to Generally Accepted Accounting Principles (“GAAP”), [*]; and

1.14.4                        for a Reacquisition Sale or Exploitation, Net Sales shall mean the Net Invoice Price upon the Reacquisition Sale or Exploitation of a Licensed Product.

1.14.5                        For a Combination Product, Net Sales for royalty purposes shall be calculated as:

A/(A+B) x [Net Sales, calculated as in 1.14.1-1.14.4 above, without regard to this formula], where:

(i)        “A” is the total of Net Sales of each Licensed Product contained within or used in the Combination Product when Sold separately; and

(ii)       “B” is the total of net sales of each API contained within or used in the Combination Product when Sold separately;

provided, however, that in no event shall Net Sales for royalty purposes of a Combination Product be less than [*] of the Net Sales calculated as above without regard to this formula.

In the event that either the Licensed Product or any of the APIs included in the Combination Product are not Sold separately, the Net Sales shall be calculated as: (C/D) x [Net Sales, calculated as in 1.14.1-1.14.4 above, without regard to this formula], where:

(i)        “C” is the relative contribution, to the overall market value of such Combination Product, of the Licensed Product portion included in the Combination Product; and

(ii)       “D” is relative contribution, to the overall market value of such Combination Product, of the API portion(s) included in the Combination Product; with C and D to be established by the mutual agreement of the Parties acting reasonably and in good faith based upon the then-current market conditions; and

provided, however, that in no event shall Net Sales for a Combination Product be less than [*] of the Net Sales calculated without regard to this formula.

1.15                        “New Developments” means inventions, or claims to inventions, which constitute advancements, developments or improvements, whether or not patentable and whether or not the subject of any patent application, which are not sufficiently supported by the specification of a previously-filed patent or patent application within the Patent Rights to be entitled to the priority date of the previously-filed patent or patent application.

1.16                        “Patent Prosecution Costs” is defined in Paragraph 12.4.

1.17                        “Patent Rights” means to the extent assigned to or otherwise obtained by The Regents, the following United States patents and patent applications and all rights thereunder:

UC Case Number	United States Application Number or United States Patent Number	Filing or Issue Date
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

The term “Patent Rights” shall also mean, to the extent assigned to or otherwise obtained by The Regents, any reissues, extensions, substitutions, continuations, divisions, and continuation-in-part applications (but excluding those Valid Claims in the continuation-in-part applications that are not supported in the specification of and not entitled to the priority date of the parent application).  This definition of Patent Rights excludes any rights in and to New Developments.

1.18                        “Product” means any kit, article of manufacture, composition of matter, material, compound, component or product.

1.19                        “Reacquisition Sale or Exploitation” means those instances where Licensee, or a Sublicensee, acquires a Licensed Product and then subsequently Sells or otherwise commercially exploits such Licensed Product.

1.20                       “Related Party” means a corporation, firm or other entity with which, or individual with whom, Licensee, and/or any Sublicensee (or any of its respective stockholders, subsidiaries or Affiliates) have any agreement, understanding or arrangement (for example, but not by way of limitation, an option to purchase stock or other equity interest, or an arrangement involving a division of revenue, profits, discounts, rebates or allowances) unrelated to the Sale or exploitation of the Licensed Products and due to such other agreement, understanding or arrangement, the amounts, if any, charged by Licensee, or any Sublicensee to such entity or individual for the Licensed Product, is less than Licensee or Sublicensee (as applicable) otherwise would have charged for such Licensed Product.

1.21                        “Relationship-Influenced Sale” means a Sale of a Licensed Product, or any other commercial exploitation of the Licensed Product or Licensed Method, between Licensee and/or any Sublicensee and (i) an Affiliate; (ii) a Joint Venture; (iii) a Related Party or (iv) Licensee or a Sublicensee.

1.22                        “Relationship-Influenced Sale Purchaser” means the purchaser of Licensed Product in a Relationship-Influenced Sale.

1.23                        “Sale” means the act of selling, leasing or otherwise commercially transferring, providing, or furnishing for use for any consideration.  Correspondingly, “Sell” means to make or cause to be made a Sale and “Sold” means to have made or caused to be made a Sale.

1.24                        “Sublicensee” means any person or entity (including any Affiliate or Joint Venture) to which any of the license rights granted to Licensee hereunder are sublicensed.

1.25                        “Sublicense Fee” is defined in Paragraph 8.1.

1.26                        “Valid Claim” means a claim of a patent or patent application in any country that (i) has not expired; (ii) has not been disclaimed; (iii) has not been cancelled or superseded, or if cancelled or superseded, has been reinstated; and (iv) has not been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country from which no further appeal has or may be taken.

2                                         GRANT

2.1                               Subject to the limitations and other terms and conditions set forth in this Agreement including the license granted to the United States Government set forth in the Background and in Paragraph 2.4.1, The Regents grants to Licensee a license under its rights in and to Patent Rights to make, use, Sell, offer for Sale and import Licensed Products and to use and practice the Patent Rights and Licensed Methods, in the United States and in other countries where The Regents may lawfully grant such licenses, only in the Field of Use.

2.2                               Except as otherwise provided for in this Agreement, the license granted under Patent Rights in Paragraph 2.1 is exclusive,

2.3                              Subject to the limitations and other terms and conditions set forth in this Agreement including the license granted to the United States Government set forth in the Background and in Paragraph 2.4.1, The Regents grants to Licensee a non-exclusive license under its rights in and to Know-How to use solely for the research, development and commercialization of Licensed Products only in the Field of Use.

2.4                               The license granted in Paragraphs 2.1 and 2.2 is subject to the following:

2.4.1                               The obligations to the United States Government under 35 U.S.C. §§ 200-212 and all applicable governmental implementing regulations, as amended from time to time, including the obligation to report on the utilization of the Inventions as set forth in 37 CFR. § 401.14(h), and all applicable provisions of any license to the United States Government executed by The Regents; and

2.4.2                               the National Institutes of Health “Principles and Guidelines for Recipients of NIH Research Grants and Contracts on Obtaining and Disseminating Biomedical Research Resources,” 64 F.R. 72090 (Dec.  23, 1999), as amended from time to time.

2.5                               The license granted in Paragraphs 2.1, 2.2 and 2.3 is limited to activities, methods and products that are within the Field of Use.  For other activities, methods and products outside the Field of Use, Licensee has no license under this Agreement.

2.6                               The Regents reserves and retains the right (and the rights granted to Licensee in this Agreement shall be limited accordingly) to make, use and practice the Inventions, and any technology relating to the Inventions and to make and use any Products and to practice any process that is the subject of the Patent Rights (and to grant any of the foregoing rights to other educational and non-profit institutions) for educational and research purposes, including without limitation, any sponsored research performed for or on behalf of commercial entities and including publication and other communication of any research results.  For the avoidance of doubt, to the extent the Inventions and any technology relating to it are not the subject of the exclusive license under the Patent Rights granted to the Licensee hereunder, The Regents shall be free to make, use, Sell, offer to Sell, import, practice and otherwise commercialize and exploit (including to transfer, license to, or have exercised by, third parties) for any purpose whatsoever and in its sole discretion, such Inventions, and any Products or processes that are the subject of any of the foregoing.

2.7                               Because the Inventions were made under funding provided by the United States Government, Licensed Products, the Inventions, and any products embodying the Inventions sold in the United States will be substantially manufactured in the United States to the extent required by law or regulation.  The Regents agree to use reasonable efforts to seek an exemption from the foregoing requirement, if requested by Licensee, based upon reasonable reasons justifying such exemption.

2.8                               Promptly after the Effective Date, The Regents will disclose or provide, as appropriate, to Licensee the Know-How in Appendix.  A (to the extent not otherwise disclosed within the Patent Rights disclosed to Licensee).

3                                        SUBLICENSES

3.1                               The Regents also grants to Licensee the right to sublicense to third parties (including to Affiliates and Joint Ventures) the rights granted to Licensee hereunder, with no right to further sublicense except as provided below, as long as Licensee has current exclusive rights under this Agreement.  Each Sublicensee must be subject to a written sublicense agreement.  All sublicenses will be subject to all terms and conditions of this Agreement, will include all of the rights of, and will require the performance of all the obligations due to, The Regents (and, if applicable, the United States Government and other sponsors) to the extent that such obligations are not performed by Licensee, other than those rights and obligations specified in Article 6 (License Issue Fee), Article 7 (License Maintenance Fee) and Paragraph 9.3 (Minimum Annual Royalty) and Paragraphs 21.4 and 21.5 (reimbursement for Patent Prosecution Costs).  For the avoidance of doubt, Licensee shall have no right to permit any Sublicensee and no Sublicensee shall have any right to further sublicense any of the rights granted to Licensee hereunder without the prior written consent of The Regents, such consent not to be unreasonably withheld or delayed, except that each Sublicensee (except Affiliates and Joint Ventures) may sublicense to its Affiliates (as affiliate is defined in Paragraph 1.1 with Sublicensee substituted for Licensee in the definition), to the extent needed for the development and commercialization of Licensed Products in accordance with this Agreement.  Also, for the avoidance of doubt, Affiliates and Joint Ventures shall have no licenses under this Agreement unless such Affiliates and Joint Ventures are granted a sublicense.  For the purposes of this Agreement, any act or omission by a Sublicensee that would be a breach of this Agreement if imputed to Licensee will be deemed to be a breach by Licensee of this Agreement.

3.2                               Licensee will notify The Regents of each sublicense granted hereunder and will provide The Regents with a complete copy of each sublicense (along with a summary of the material terms of each such sublicense) and each amendment to such sublicense within thirty (30) days of issuance of such sublicense or such amendment.  Licensee will use reasonable efforts to collect from Sublicensees all fees, payments, royalties and the cash equivalent of any consideration due under the applicable sublicense agreements and will pay to The Regents all amounts due The Regents under this Agreement based on all Sublicensee’s activities.  For clarity, even if Licensee grants a sublicense that contains a provision for payment to Licensee (or its Affiliate) of royalties by any Sublicensee in an amount that is less than the Earned Royalty required to be paid under Paragraph 9.1 below based on the sales of Licensed Product by such Sublicensee, Licensee will pay to The Regents a total amount equal to the Earned Royalty based on the Sublicensees’ Net Sales as provided for in Paragraph 9.1.  Licensee will require Sublicensees to provide it with copies of all progress reports and royalty reports in accordance with the provisions herein and Licensee will collect and deliver all such reports due The Regents from Sublicensees.

3.3                               If Licensee licenses to a third party patent rights assigned to or otherwise acquired by Licensee (“Licensee’s Patent Rights”), and it believes, in good faith, that the recipient of such license will infringe Patent Rights in practicing Licensee’s Patent Rights, then Licensee will not separately grant a license to such recipient under Licensee’s Patent Rights without concurrently granting a sublicense under Patent Rights consistent with Section 3.1 under this Agreement.

3.4                               Upon any expiration or termination of this Agreement for any reason, all sublicenses shall automatically terminate, unless The Regents, at its sole discretion, agrees in writing to an assignment to The Regents of any sublicense.  In the event of termination of this Agreement and if The Regents accepts assignment of any sublicense, The Regents will not be bound by any grant of rights broader than or will not be required to perform any obligation other than those rights and obligations contained in this Agreement.  Moreover, if The Regents accepts assignment of a sublicense in such case, The Regents will have the sole right to modify each such assigned sublicense to include all of the rights of The Regents (and, if applicable, the United States Government and other sponsors) that are contained in this Agreement, including the payment of Earned Royalties directly to The Regents by the Sublicensee as if it were Licensee at a rate that is no lower than the rate set forth in Article 9 (Earned Royalties and Minimum Annual Royalties) in accordance with Article 5 (Payment Terms).

4                                         MANDATORY SUBLICENSING

4.1                               If The Regents (as represented by the actual knowledge of the licensing professional responsible for administration of this Agreement) becomes aware of, or if a third party becomes aware of and notifies such licensing professional of an application or use for Licensed Products within the licensed Field of Use but for which Licensed Products have not been developed or are not, at such time, being developed by Licensee, then The Regents, through the Office of Technology Management, may give written notice to Licensee thereof.

4.2                               Within ninety (90) days of such notice, Licensee shall give The Regents written notice stating whether Licensee (or its Affiliate or Sublicensee) agrees to develop and commercialize Licensed Products for such application (“New Licensed Products”).  Such notice shall be accompanied by (i) a reasonably detailed development schedule, including specific diligence requirements and development milestones, for the development of New Licensed Products; and (ii) a reasonably detailed business plan for the development, marketing and commercialization of New Licensed Products (collectively, the “Development Plan”).  If Licensee has not notified The Regents, in accordance with the foregoing, that Licensee (or its Affiliate or Sublicensee) agrees to develop and commercialize such New Licensed Products within such ninety (90) day period, or if the Development Plan is not reasonably acceptable to The Regents, then Licensee shall be deemed to not so agree.

4.3                               If Licensee has notified The Regents, as set forth in Paragraph 4.2, that it (or its Affiliate or Sublicensee) intends to develop and commercialize such New Licensed Products, then Licensee (or its Affiliate or Sublicensee) shall (i) diligently proceed with the development, manufacture and commercialization of such New Licensed Products in accordance with the Development Plan and (if required regulatory approvals are obtained) earnestly and diligently endeavor to market the same in accordance with the Development Plan and in quantities sufficient to meet market demand; and (ii) Licensee shall submit a written progress report setting forth in detail the status of such development, manufacture and commercialization every six (6) months to The Regents.

4.4                               If Licensee does not agree, as set forth in Paragraph 4.2, to develop and commercialize such New Licensed Products, or if Licensee (or its Affiliate or Sublicensee, as applicable) materially fails to diligently pursue the development and commercialization thereof in accordance with the Development Plan and such failure is not cured within 90 days of written notice of such failure, then The Regents shall have the right to seek one or more third parties for the development and commercialization of such New Licensed Products and refer such third party to Licensee so that such third party may request a sublicense allowing for development and commercialization of such New Licensed Products, provided however that Licensee shall not in any event be required to grant to any such third party a sublicense with respect to any Licensed Product then in development or being commercialized by Licensee (or its Affiliate or Sublicensee) for other uses or indications within the licensed Field of Use.  If the third party requests a sublicense, then Licensee shall report such request, together with the terms and conditions thereof proposed by such third party, to The Regents within thirty (30) days from the date of such request, and Licensee shall negotiate with such third party reasonably and in good faith and seek to reach agreement on the terms of such a sublicense, which shall be commercially reasonable for Licensee.

4.5                               If such a third party has requested a sublicense with respect to New Licensed Products and has proposed commercially reasonable terms, and Licensee does not grant a sublicense to the third party within a reasonable time after such request under commercially reasonable terms, then Licensee shall promptly, or, in the event of such refusal, within thirty (30) days after such refusal, submit to The Regents a written report specifying the license terms proposed by the third party and a written justification for the Licensee’s refusal or failure to grant such sublicense.  If The Regents, acting reasonably and in good faith, determines that the terms of the sublicense proposed by the third party are commercially reasonable under the circumstances, then The Regents shall have the right to grant to the third party (and the rights granted to Licensee in this Agreement shall be limited accordingly) a license to make, have made, use, sell, offer for sale and import the requested New Licensed Products and to practice the Licensed Methods (within the licensed Field of Use and otherwise) with respect to the specific application covered by the request, at substantially the same terms last proposed to Licensee by the third party providing that the royalty rates are not lower than the earned royalties owed by Licensee hereunder and provided further that The Regents may not in any event grant such third party any license rights with respect to any Licensed Product then in development or being commercialized by Licensee (or its Affiliate or Sublicensee) or with respect to any uses or indications within the licensed Field of Use other than the specific use requested by such third party that is the New Licensed Product.

5                                         PAYMENT TERMS

5.1                               Paragraphs 1.11, 1.12 and 1.17 define Licensed Method, Licensed Product, and Patent Rights, so that Earned Royalties are payable on products and methods covered by Valid Claims in the Patent Rights (which includes both pending patent applications and issued patents).  Earned Royalties will accrue for the duration of Patent Rights and will accrue when Licensed Products are invoiced, or if not invoiced, when delivered or otherwise exploited by Licensee or Sublicensee in a manner constituting a Net Sale as defined in

Paragraph 1.14.  Sublicense Fees with respect to any Attributed Income shall accrue to The Regents within thirty (30) days of the date that such Attributed Income is received by Licensee.  Licensee shall use diligent efforts to collect from its Sublicensees all Attributed Income that is due to Licensee, and if a Sublicensee materially defaults in an obligation to pay Attributed Income, and does not cure such default within ninety (90) days of the date such Attributed Income is due, then Licensee shall terminate the corresponding sublicense.

5.2                               Licensee will pay to The Regents all Earned Royalties, Sublicense Fees and other consideration payable to The Regents quarterly on or before February 28 (for the calendar quarter ending December 31), May 31 (for the calendar quarter ending March 31), August 31 (for the calendar quarter ending June 30) and November 30 (for the calendar quarter ending September 30) of each calendar year.  Each such payment will be for Earned Royalties, Sublicense Fees and other consideration which has accrued within Licensee’s most recently completed calendar quarter.

5.3                               All consideration due The Regents will be payable and made in United States dollars by check payable to “The Regents of the University of California” or by wire transfer to an account designated by The Regents.  Licensee is responsible for all bank or other transfer charges.  When Licensed Products are Sold for monies other than United States dollars, the Earned Royalties and other consideration will first be determined in the foreign currency of the country in which such Licensed Products were Sold and then converted into equivalent United States dollars.  The exchange rate will be the average exchange rate quoted in the The Wall Street Journal during the last thirty (30) days of the reporting period.

5.4                               Sublicense Fees and Earned Royalties on Net Sales of Licensed Products and other consideration accrued in, any country outside the United States may not be reduced by any taxes, fees or other charges imposed by the government of such country, except those taxes, fees and charges allowed under the provisions of Paragraphs 1.13 (Net Invoice Price) and 1.14 (Net Sale) or for withholding taxes required to be assessed by any government upon the payments being made to The Regents.

5.5                               Notwithstanding the provisions of Article 28 (Force Majeure) if at any time legal restrictions prevent the prompt remittance of Earned Royalties or other consideration owed to The Regents by Licensee with respect to any country where a sublicense is issued or a Licensed Product is Sold or otherwise exploited, then Licensee shall convert the amount owed to The Regents into United States dollars and will pay The Regents directly from another source of funds in order to remit the entire amount owed to The Regents.

5.6                               In the event that any patent or claim thereof included within the Patent Rights is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no further appeal can be taken, then all obligation to pay royalties based on that patent or claim or any claim patentably indistinct therefrom will cease as of the date of final decision.  Licensee will not, however, be relieved from paying any royalties that accrued before such final decision and Licensee shall be obligated to pay the full amount of royalties due hereunder to the extent that The Regents licenses one or more Valid Claims within the Patent Rights to Licensee that cover such Licensed Products.

5.7                               To the extent required by law, no Earned Royalties will be collected or paid hereunder to The Regents on Licensed Products Sold to, or otherwise exploited for, the account of the United States Government as provided for in the license to the United States Government.  Licensee, and its Sublicensees will reduce the amount charged for Licensed Products Sold to, or otherwise exploited by, the United States Government by an amount equal to the Earned Royalty for such Licensed Products otherwise due The Regents.  Such reduction in Earned Royalties will be in addition to any other reductions in price required by the United States Government.

5.8                               In the event that royalties, fees, reimbursements for Patent Prosecution Costs or other monies owed to The Regents under this Agreement are not received by The Regents when due, Licensee will pay to The Regents interest on the amount of the late payment at a rate of ten percent (10%) simple interest per annum.  Such interest will be calculated from the date payment was due until actually received by The Regents.  Such accrual of interest will be in addition to and not in lieu of, enforcement of any other rights of The Regents due to such late payment.

6                                         LICENSE ISSUE FEE

Licensee will pay to The Regents a license issue fee of [*] within seven (7) days of the Effective Date.  This fee is non-refundable, non-cancelable and is not an advance or otherwise creditable against any royalties or other payments required to be paid under the terms of this Agreement.

7                                         LICENSE MAINTENANCE FEE

7.1                               Beginning on the one-year anniversary of the Effective Date and continuing annually on each anniversary of the Effective Date (except as otherwise provided in Section 7.2), Licensee will also pay to The Regents a license maintenance fee as follows:

7.1.1                               [*] until and including the [*];

7.1.2                               [*] subsequent to the [*].

7.2                               The license maintenance fee is not due on any anniversary of the Effective Date if on that date, Licensee (or its Affiliate or Sublicensee) is Selling or otherwise exploiting Licensed Products and is paying an Earned Royalty to The Regents on the Net Sales of such Licensed Products.  The license maintenance fee is non-refundable and is not an advance or otherwise creditable against any royalties or other payments required to be paid under the terms of this Agreement.

8                                         PAYMENTS ON SUBLICENSES

8.1                               Licensee will pay to The Regents the following percentages of all Attributed Income (“Sublicense Fees”), according to the stage of development of Licensed Products:

8.1.1                               [*] under sublicenses executed before [*];

8.1.2                               [*] under sublicenses executed subsequent to [*] but prior to [*];

8.1.3                               [*] under sublicenses executed subsequent to [*] but prior to [*];

8.1.4                               [*] under sublicenses executed after [*].

Sublicense Fees are non-refundable and non-creditable.

9                                         EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES

9.1                               Licensee will pay to The Regents an “Earned Royalty” of:

9.1.2                     [*] of the Net Sales of Licensed Product(s) or Licensed Method [*] by Licensee or any Affiliate or Sublicensee; and

9.1.3                     [*] of the Net Sales of Licensed Product(s) or Licensed Method [*] by Licensee or any Affiliate or Sublicensee.

9.2                               In the event it becomes necessary for Licensee (or its Affiliate or Sublicensee) to license patent rights owned by an unaffiliated third party in order to make, use, Sell, offer to Sell or import Licensed Product or Licensed Method, and Licensee (or its Affiliate or Sublicensee) is required to pay a royalty to the unaffiliated third party under a separate license agreement in order to practice Licensed Methods, and/or to make, use, Sell, offer to Sell or import Licensed Products, in addition to Licensee paying to The Regents a royalty under this Agreement for such activity, and the combined earned royalty due all the parties exceeds [*], then the Earned Royalty to be paid to The Regents under this Agreement by Licensee shall be reduced on a going-forward basis by an amount equal to [*] of the royalty rate due to such unaffiliated third party that is in excess of the [*] combined royalty rate due to all parties.  However, in no event shall the amount paid to The Regents be reduced below [*] of the original Earned Royalty amount due The Regents under Paragraph 9.1 above.  No reduction pursuant to this Section 9.2 will be available with respect to a Combination Product if no such royalty would have been payable to such unaffiliated third party if the relevant API were not included in such Combination Product.

9.3                               In the event it becomes necessary for the Licensee or its Affiliate or a Sublicensee to license patent rights owned by an unaffiliated third party in order to make, use, Sell, offer to Sell or import the Licensed Product component of a Combination Product, and Licensee is required to pay a royalty to both The Regents under this Agreement and the unaffiliated third party under that separate license agreement in order to practice Licensed Methods, and to make, use, Sell, offer to Sell or import Licensed Products, and the combined earned royalty due all the parties exceeds [*], and the Net Sales amount has been allocated to the Licensed Product portion of the Combination Product pursuant to Subparagraph 1.14.5, then the Earned Royalty to be paid to The Regents under this Agreement by Licensee shall be reduced by an amount equal to [*] of the combined earned royalty rate due to The Regents and the unaffiliated third party.  However, in no event shall the amount paid to The Regents be reduced below [*] of the original Earned Royalty amount due The Regents on Net Sales of the Combination Product calculated without regard to Subparagraph 1.14.5 and without regard to this Paragraph 9.3.

9.4                               Licensee will also pay to The Regents a minimum annual royalty of [*] for the life of Patent Rights, beginning with the year of the first Sale of Licensed Product, but no later than calendar year 2015.  The minimum annual royalty will be paid to The Regents by February 28 of each year and will be credited against the Earned Royalty due for the calendar year in which the minimum payment was made.  However, if the year of the first Sale is earlier than calendar year 2015, then Licensee’s obligation to pay the minimum annual royalty will be pro-rated for the number of months remaining in that calendar year when Sales commence and will be due the following February 28 (along with the minimum annual royalty payment for that year), to allow for crediting of the pro-rated year’s Earned Royalties.

10                                  MILESTONE PAYMENTS

10.1                        With respect to each Licensed Product, Licensee will pay to The Regents the following non-refundable, non-creditable amounts:

10.1.1                        [*] upon the first [*];

10.1.2                        [*] upon first [*];

10.1.3                        [*] upon first [*];

10.1.4                        [*] upon the first [*];

10.1.5                        [*] upon first [*]; provided that such payment shall be [*] upon [*] for each [*].

10.2                        For the avoidance of doubt, each of the milestone payments set forth in Section 10.1 above will be payable with respect to each different Licensed Product, but shall be payable only once with respect to such Licensed Product.  Furthermore, each such milestone payment will be payable regardless of whether the applicable milestone event has been achieved by Licensee or any Affiliate, Joint Venture, or Sublicensee.

10.3                        All milestone payments are due to The Regents within thirty (30) days of the occurrence of the applicable milestone event.

11                                  DUE DILIGENCE

11.1                        Licensee, upon execution of this Agreement, will diligently proceed with the development, manufacture and (if required regulatory approvals are obtained) Sale of Licensed Products and will earnestly and diligently market the same after execution of this Agreement and in quantities sufficient to meet the market demands therefor, all using Commercially Reasonable Efforts.

11.2                        Licensee will use Commercially Reasonable Efforts to obtain all necessary governmental approvals in each country where Licensed Products are intended to be manufactured, used, Sold, offered for Sale or imported; Licensee shall not make any Sale of a Licensed Product in a country without obtaining all necessary governmental approvals for the Sale in such country.

11.3                        Licensee will:

11.3.1                        [*] from the Effective Date;

11.3.2                        [*] within [*] from the Effective Date;

11.3.3                        [*] within [*] from the Effective Date;

11.3.4                        [*] within [*] of [*]; and

11.3.5                        [*] for Licensed Products [*] at any time during the exclusive period of this Agreement.

11.4                        If Licensee does not perform any of the above milestone events under Subparagraphs 11.3.1 through 11.3.4 within the specified time, and Licensee can demonstrate with supporting documentation its Commercially Reasonable efforts to meet such milestones, then The Regents agrees to extend such milestone for one (1) year upon payment of an extension fee of [*].  Additional one (1) year extensions are available for any milestone provided that Licensee can continue to demonstrate its Commercially Reasonable efforts with supporting documentation and pays an additional extension fee of [*].

11.5                        If Licensee does not perform any of the above provisions in Section 11.3 within the specified time, and cannot demonstrate its Commercially Reasonable efforts to achieve such milestone (based on The Regents’ objective, good faith assessment of Licensee’s demonstration and supporting documentation), and provided that such failure is not due to matters outside of Licensee’s control, then The Regents has the right and option to either terminate this Agreement or reduce the exclusive license granted to Licensee to a nonexclusive license subject to and in accordance with Paragraph 11.7 below.  This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Grant).

11.6                        In addition to the obligations set forth above, Licensee shall [*] Licensed Products during the first two (2) years of this Agreement.

11.7                        If Licensee fails to comply with the spending requirement set forth in Paragraph 11.5, then The Regents has the right and option to either terminate this Agreement or reduce the exclusive license granted to Licensee to a nonexclusive license.  This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Grant).

11.8                        To exercise either the right to terminate this Agreement or to reduce the exclusive license granted to Licensee to a non-exclusive license for lack of diligence required in this Article 11 (Due Diligence), The Regents will give Licensee written notice of the deficiency.  Licensee thereafter has sixty (60) days to cure the deficiency.  If The Regents has not received written tangible evidence satisfactory to The Regents that the deficiency has been cured by the end of the sixty (60)-day period, then The Regents may, at its option, terminate this Agreement immediately without the obligation to provide sixty (60) days’ notice as set forth in Article 15 (Termination by The Regents) or reduce the exclusive license granted to Licensee to a non-exclusive license by giving written notice to Licensee.

12                                  PROGRESS AND ROYALTY REPORTS

12.1                        Beginning on March 31, 2008 and semi-annually thereafter, Licensee will submit to The Regents a written progress report as described in Paragraph 12.2 below covering Licensee’s (and any Affiliates’, Joint Ventures’, or Sublicensee’s) activities related to the development and testing of all Licensed Products and related to the obtaining of the governmental approvals necessary for marketing and the activities required and undertaken in order to meet the diligence requirements set forth in Article 11 (Due Diligence).  Progress reports are required for each Licensed Product until the first Sale or other exploitation of that Licensed Product occurs in the United States and shall be again required if Sales of such Licensed Product are suspended or discontinued.

12.2                        Progress reports submitted under Paragraph 12.1 shall include, but are not limited to, a reasonably detailed summary of the following topics so that The Regents will be able to determine the progress of the development of Licensed Products and will also be able to determine whether or not Licensee has met its diligence obligations set forth in Article 11 (Due Diligence) above:

12.2.1                        summary of work completed as of the submission date of the progress report;

12.2.2                        key scientific discoveries as of the submission date of the progress report;

12.2.3                        summary of work in progress as of the submission date of the progress report;

12.2.4                        current schedule of anticipated events and milestones, including those event and milestones specified in Article 11 (Due Diligence);

12.2.5                        market plans for introduction of Licensed Products including the anticipated and actual market introduction dates of each Licensed Product;

12.2.6                        Sublicensees’ activities relating to the above items, if there are any Sublicensees;

12.2.7                        a summary of resources (dollar value) spent in the reporting period; and

12.2.8                        Licensee’s progress in developing any New Licensed Products elected for commercial development by Licensee pursuant to Section 4 of this Agreement.

12.3                       If Licensee fails to submit a timely progress report to The Regents, then The Regents will be entitled to terminate this Agreement, if Licensee fails to cure such failure within the cure period set forth in Section 15 after notice.  If either party terminates this Agreement before any Licensed Products are Sold or before this Agreement’s expiration, then a final progress report covering the period prior to termination must be submitted within thirty (30) days of termination or expiration.

12.4                        Licensee has a continuing responsibility to keep The Regents informed of the business entity status (small business entity status or large business entity status as defined by the United States Patent and Trademark Office) of itself, any Affiliates, Joint Ventures, or Sublicensees.  Licensee will notify The Regents of any change of its status or that of any Affiliate, Joint Venture, or Sublicensee within thirty (30) days of the change in status.

12.5                        Licensee will report to The Regents the date of first Sale or other exploitation of a Licensed Product in each country in its first progress and royalty reports following such first Sale of a Licensed Product.

12.6                        Beginning with the earlier of (i) the first Sale or other exploitation of a Licensed Product or (ii) the first transaction that results in Sublicense Fees accruing to The Regents, Licensee will make quarterly royalty and Sublicensee Fee reports to The Regents on or before each February 28 (for the quarter ending December 31), May 31 (for the quarter ending March 31), August 31 (for the quarter ending June 30) and November 30 (for the quarter ending September 30) of each year.  Each royalty and Sublicensee Fee report will cover Licensee’s most recently completed calendar quarter and will, at a minimum, show:

12.6.1                        the gross invoice prices and Net Sales of Licensed Products Sold or otherwise commercially exploited (itemizing the applicable gross proceeds and any deductions therefrom), and any Attributed Income (itemizing the applicable gross proceeds and any deductions therefrom) due to the Licensee;

12.6.2                        the quantity of each type of Licensed Product Sold or otherwise commercially exploited in the U.S.;

12.6.3                        the quantity of each Licensed Product made in the U.S. but Sold or otherwise commercially exploited outside the U.S.;

12.6.4                        the Earned Royalties, in United States dollars, payable with respect to Net Sales;

12.6.5                        the Sublicense Fees, in United States dollars, payable with respect to Attributed Income;

12.6.6                        the method, used to calculate the Earned Royalty, specifying all deductions taken and the dollar amount of each such deduction;

12.6.7                        the exchange rates used, if any;

12.6.8                        the amount of the cash and the amount of the cash equivalent of any non-cash consideration including the method used to calculate the non-cash consideration; and

12.6.9                        any other information reasonably necessary to confirm Licensee’s calculation of its financial obligations hereunder.

12.7                        If no Sales of Licensed Products have been made and no Licensed Products have been otherwise commercially exploited and no Attributed Income is due to Licensee during any reporting period, then a statement to this effect must be provided by Licensee in the immediately subsequent royalty and Sublicense Fee report.

13                                  BOOKS AND RECORDS

13.1                        Licensee will keep accurate books and records showing all Licensed Product under development, manufactured, used, offered for Sale, imported, Sold and or otherwise commercially exploited; all Net Sales, all Attributed Income; and all sublicenses granted under the terms of this Agreement.  Such books and records will be preserved for at least five (5) years after the date of the payment to which they pertain and will be open to examination by representatives or agents of The Regents during regular business hours to determine their accuracy and assess Licensee’s compliance with the terms of this Agreement.  Any such examination shall be on reasonably prior notice, and shall be conducted pursuant to a typical confidentiality agreement and in a manner that does not materially disrupt the business of Licensee and is subject to all reasonable conditions relating to access and activities while on Licensee’s premises.

13.2                        The Regents shall pay the fees and expenses of such examination.  lf, however, an error in royalties of more than five percent (5%) of the total royalties due for any year is discovered in any examination, then Licensee shall bear the fees and expenses of such examination and shall remit such underpayment to The Regents within thirty (30) days of the examination results.

14                                  LIFE OF THE AGREEMENT

14.1                        Unless otherwise terminated by operation of law, Paragraph 14.2, or by acts of the parties in accordance with the terms of this Agreement, this Agreement will remain in effect from the Effective Date until the expiration or abandonment of the last of the Patent Rights licensed hereunder.

14.2                        This Agreement will automatically terminate without the obligation to provide sixty (60) days’ notice as set forth in Article 15 (Termination By The Regents) upon the filing of a petition for relief under the United States Bankruptcy Code by or against Licensee as a debtor or alleged debtor.

14.3                        This Agreement will automatically terminate immediately without the obligation to provide sixty (60) days’ notice as set forth in Article 15 (Termination By The Regents) if Licensee files a claim in a legal action that seeks to declare that any portion of Regents Patent Rights is invalid or unenforceable where the filing is by the Licensee, a third party on behalf of the Licensee, or a third party at the written urging of the Licensee.  In the event a declaratory judgment results from such a filing, the Licensee shall pay all attorneys fees incurred by The Regents for counsel retained to defend The Regents against such declaratory judgment.

14.4                        Any termination or expiration of this Agreement will not affect the rights and obligations set forth in the following Articles:

Article I	Definitions
Paragraph 5.8	Late Payments
Article 6	License Issue Fee
Article 8	Payments on Sublicenses
Paragraphs 9.1 and 9.3	Earned Royalties and Minimum Annual Royalties
Article 13	Books and Records
Article 14	Life of the Agreement
Article 17	Disposition of Licensed Products on Hand Upon Termination or Expiration
Article 18	Use of Names and Trademarks
Article 19	Limited Warranty
Article 20	Limitation of Liability
Paragraphs 21.4 & 21.5	Patent Prosecution and Maintenance
Article 24	Indemnification
Article 25	Notices
Article 29	Governing Laws; Venue; Attorneys Fees
Article 32	Confidentiality

14.5                        The termination or expiration of this Agreement will not relieve Licensee of its obligation to pay any fees, royalties or other payments owed to The Regents at the time of such termination or expiration and will not impair any accrued right of The Regents, including the right to receive Earned Royalties in accordance with Articles 8 (Payments on Sublicenses), 9 (Earned Royalties and Minimum Annual Royalties) and 17 (Disposition of Licensed Products Upon Termination or Expiration).

15                                  TERMINATION BY THE REGENTS

If Licensee fails to perform or violates any material term of this Agreement, then The Regents may give written notice of such default (“Notice of Default”) to Licensee.  If Licensee fails to repair such material default within sixty (60) days after the effective date of such notice, then The Regents will have the right to immediately terminate this Agreement and its licenses by providing a written notice of termination (“Notice of Termination”) to Licensee.

16                                  TERMINATION BY LICENSEE

Licensee has the right at any time to terminate this Agreement by providing a Notice of Termination to The Regents.  Moreover, Licensee will be entitled to terminate the rights under Patent Rights on a country-by-country basis by giving notice in writing to The Regents.  Termination of this Agreement (but not termination of any patents or patent applications under Patent Rights, which termination is subject to Paragraph 21.5) will be effective sixty (60) days from the effective date of such notice.

17                                  DISPOSITION OF LICENSED PRODUCTS UPON TERMINATION OR EXPIRATION

17.1                        Upon early termination (but not expiration) of this Agreement, within a period of one hundred and twenty (120) days after the date of termination, Licensee is entitled to dispose of all previously made or partially made Licensed Product, but no more, provided that the Sale or use of such Licensed Product is subject to the terms of this Agreement, including, but not limited to, the rendering of reports and payment of Earned Royalties, Sublicense Fees and any other payments therefor required under this Agreement.  Licensee will not otherwise use or practice the Patent Rights, or practice the Licensed Method, in a manner constituting patent infringement after the date of early termination.

17.2                        If applicable Patent Rights exist at the time of any making, Sale, offer for Sale, or import of a Licensed Product or the time of any Sale, offer for Sale, then Earned Royalties shall be paid at the times provided herein and royalty reports shall be rendered in connection therewith, notwithstanding the absence of applicable Patent Rights with respect to such Licensed Product at any later time.  Otherwise, no Earned Royalties shall be paid on the Sales of such product.  Any fees or other payments accrued and owed to The Regents at the time of expiration of the Agreement not based on the Sales of a Licensed Product will be paid to The Regents at the time such fee or other payment would have been due had this Agreement not expired.

18                                  USE OF NAMES AND TRADEMARKS

Nothing contained in this Agreement will be construed as conferring any right to either party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other party (including a contraction, abbreviation or simulation of any of the foregoing).  Without Licensee’s consent case-by-case, The Regents may list Licensee’s name as a licensee of technology from The Regents without further identifying the technology.  Unless required by law or unless consented to in writing by the Director, Office of Technology Management of the University of California, San Francisco, the use by Licensee of the name “The Regents of the University of California” or the name of any campus of the University of California in advertising, publicity or other promotional activities is expressly prohibited.

19                                  LIMITED WARRANTY

19.1                        The Regents warrants to Licensee that it has the lawful right to grant the license rights granted under this Agreement, that it believes it owns the Patent Rights and that, to the knowledge of the licensing professional responsible for administration of this Agreement after reasonable investigation and inquiry and as of the Effective Date, it has not granted to any third party any license rights in the licensed Field of Use under any of the Patent Rights.

19.2                        Except as expressly set forth in this Agreement, this license and the associated Inventions, Patent Rights, Licensed Products, and Licensed Methods are provided by The Regents WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED. THE REGENTS MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE INVENTION, PATENT RIGHTS,

LICENSED PRODUCTS, OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS.

19.3                        This Agreement does not:

19.3.1                        express or imply a warranty or representation as to the validity, enforceability, or scope of any Patent Rights; or

19.3.2                        express or imply a warranty or representation that anything made, used, Sold, offered for Sale or imported or otherwise exploited under any license granted in this Agreement is or will be free from infringement of patents, copyrights, or other rights of third parties; or

19.3.3                        obligate The Regents to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 23 (Patent Infringement); or

19.3.4                        confer by implication, estoppel or otherwise any license or rights under any patents or other rights of The Regents other than Patent Rights, regardless of whether such patents are dominant or subordinate to Patent Rights; or

19.3.5                        obligate The Regents to furnish any New Developments, know-how, technology or information not provided in Patent Rights.

20                                  LIMITATION OF LIABILITY

THE REGENTS AND LICENSEE WILL NOT BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SPECIAL DAMAGES SUFFERED BY LICENSEE, SUBLICENSEES, JOINT VENTURES, OR AFFILIATES OR THE REGENTS ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF THE REGENTS OR LICENSEE (AS APPLICABLE) HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, PROVIDED THAT THE FOREGOING PROVISION SHALL NOT BE CONSTRUED TO LIMIT LICENSEE’S INDEMNIFICATION OBLIGATION UNDER THIS AGREEMENT.

21                                  PATENT PROSECUTION AND MAINTENANCE

21.1                        As long as Licensee has paid Patent Prosecution Costs as provided for in this Article 21 (Patent Prosecution and Maintenance), The Regents will diligently prosecute and maintain the United States and foreign patents comprising the Patent Rights using counsel of its choice selected from the list of law firms previously approved by The Regents and reasonably acceptable to Licensee.  The Regents’ counsel will take instructions only from The Regents.  The Regents will provide Licensee with copies of all relevant documentation so that Licensee will be informed of the continuing prosecution and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if Licensee has not commented upon such documentation in a reasonable time for The Regents to sufficiently consider Licensee’s comments prior to a deadline with the relevant government patent office, or The Regents must act to preserve the Patent Rights, The Regents will be free to respond without consideration of Licensee’s comments, if any.  Licensee agrees to keep this documentation confidential as provided for in Article 32 (Confidentiality).

21.2                        The Regents shall use reasonable efforts to amend any patent application to include claims reasonably requested by Licensee to protect the products and services contemplated to be Sold, or the Licensed Method to be practiced, under this Agreement.

21.3                        Licensee will apply for an extension of the term of any patent included within the Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984.  Licensee shall prepare all documents and The Regents agrees to execute the documents and to take additional action as Licensee reasonably requests in connection therewith.  Licensee shall be liable for all costs relating to such application.

21.4                        Licensee will bear the costs of preparing, filing, prosecuting and maintaining all United States patents and patent applications contemplated by this Agreement (“Patent Prosecution Costs”).  Patent Prosecution Costs billed by The Regents’ counsel will be rebilled to Licensee and are due within thirty (30) days of rebilling by The Regents.  These Patent Prosecution Costs will include, without limitation, patent prosecution costs for the Inventions incurred by The Regents prior to the execution of this Agreement and any patent prosecution costs that may be incurred for patentability opinions, re-examination, re-issue, interferences, oppositions or inventorship determinations.  Prior Patent Prosecution Costs will be due upon execution of this Agreement and billing by The Regents and as of the Effective Date totals [*].

21.5                        Licensee will be obligated to pay any Patent Prosecution Costs incurred during the three (3)-month period after receipt by either party of a Notice of Termination, even if the invoices for such Patent Prosecution Costs are received by Licensee after the end of the three (3)-month period following receipt of a Notice of Termination.  Licensee may terminate its obligation to pay Patent Prosecution Costs with respect to any given patent application or patent under Patent Rights in any or all designated countries upon three (3)-months’ written notice to The Regents.  The Regents may continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense, provided, however, that Licensee will have no further right or licenses thereunder.  Non-payment of Patent Prosecution Costs may be deemed by The Regents as an election by Licensee not to maintain such application(s) or patent(s).

21.6                        The Regents may file, prosecute or maintain patent applications or patents at its own expense in any country in which Licensee has not elected to file, prosecute or maintain patent applications or patents in accordance with this Article 21 (Patent Prosecution and Maintenance) and those applications, resultant patents and patents will not be subject to this Agreement.

22                                  PATENT MARKING

Licensee will mark all Licensed Products made, used or Sold under the terms of this Agreement or their containers in accordance with the applicable patent marking laws.

23                                  PATENT INFRINGEMENT

23.1                        In the event that The Regents (to the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement) or Licensee learns of infringement of potential commercial significance of any patent licensed under this Agreement, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the “Infringement Notice”).  During the period in which, and in the jurisdiction where, Licensee has exclusive rights under this Agreement, neither The Regents nor Licensee will notify a possible infringer of infringement or put such infringer on notice of the existence of any Patent Rights without first obtaining consent of the other..  If Licensee puts such infringer on notice of the existence of any Patent Rights with respect to such infringement without first obtaining the written consent of The Regents and if a declaratory judgment action is filed by such infringer against The Regents, then Licensee’s right to initiate a suit against such infringer for infringement under Paragraph 23.2 below will terminate immediately without the obligation of The Regents to provide notice to Licensee.  Both The Regents and Licensee will use their diligent efforts to cooperate with each other reasonably and in good faith to terminate such infringement without litigation.

23.2                        If infringing activity of potential commercial significance by the infringer has not been abated within ninety (90) days following the date the Infringement Notice is given, then Licensee may institute suit for patent infringement against the infringer.  The Regents may voluntarily join such suit at its own expense, but may not otherwise commence suit against the infringer for the acts of infringement that are the subject of Licensee’s suit or any judgment rendered in that suit.  Licensee may not join The Regents as a party in a suit initiated by Licensee without The Regents’ prior written consent.  If, in a suit initiated by Licensee, The Regents is involuntarily joined other than by Licensee, then Licensee will pay any costs incurred by The Regents arising out of such suit, including but not limited to, any legal fees of counsel that The Regents selects and retains to represent it in the suit.

23.3                        If, within a hundred and twenty (120) days following the date the Infringement Notice takes effect, infringing activity of potential commercial significance by the infringer has not been abated and if Licensee has not brought suit against the infringer, then The Regents may institute suit for patent infringement against the infringer.  If The Regents institutes such suit, then Licensee may not join such suit without The Regents’ consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of The Regents’ suit or any judgment rendered in that suit.

23.4                        Notwithstanding anything to the contrary in this Agreement, in the event that the infringement or potential infringement pertains to an issued patent included within the

Patent Rights and written notice is given under the Drug Price Competition and Patent Term Restoration Act of 1984 (and/or foreign counterparts of this Law), then the party in receipt of such notice under the Act (in the case of The Regents to the extent of the actual knowledge of the licensing officer responsible for the administration of this Agreement) shall provide the Infringement Notice to the other party promptly.  If the time period is such that Licensee will lose the right to pursue legal remedy for infringement by not notifying a third party or by not filing suit, the notification period and the time period to file suit will be accelerated to within forty-five (45) days of the date of such notice under the Act to either party.

23.5                        Any recovery or settlement received in connection with any suit will first be shared by The Regents and Licensee equally to cover any litigation costs each incurred and next shall be paid to The Regents or Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other.  In any suit initiated by Licensee, any recovery in excess of litigation costs will be shared between Licensee and The Regents as follows:  (a) for any recovery other than amounts paid for willful infringement:  (i) The Regents will receive [*] of the net recovery if The Regents was not a party in the litigation and did not incur any out-of-pocket and invoiced litigation costs that were not reimbursed by Licensee (or its designee) prior to Licensee’s receipt of the recovery, (ii) The Regents will receive [*] of the net recovery if The Regents was a party in the litigation whether joined as a party under the provisions of Paragraph 23.2 or otherwise, but The Regents did not incur any out-of-pocket and invoiced litigation costs that were not reimbursed by Licensee (or its designee) prior to any settlement or judgment resulting in Licensee’s receipt of the recovery, and (iii) The Regents will receive [*] of the recovery if The Regents incurred out-of-pocket and invoiced litigation costs in connection with the litigation in amounts reasonably equal to at least half of the out-of-pocket and invoiced costs incurred by Licensee; and (b) for any recovery for willful infringement, The Regents will receive [*] of the recovery.  In any suit initiated by The Regents, any recovery in excess of litigation costs will belong to The Regents.  The Regents and Licensee agree to be bound by all determinations of patent infringement, validity and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Article 23 (Patent Infringement).

23.6                        Any agreement made by Licensee for purposes of settling litigation or other dispute shall comply with the requirements of Article 3 (Sublicenses) of this Agreement.

23.7                        Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).

23.8                        Any litigation proceedings will be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice in any suit brought by Licensee.

24                                  INDEMNIFICATION

24.1                       Licensee will, and will require its Sublicensees to, indemnify, hold harmless and defend The Regents, the sponsors of the research that led to the Inventions, and the inventors of any inventions claimed in patents or patent applications under Patent Rights (including the Licensed Products, and Licensed Methods contemplated thereunder) and their employers, and the officers, employees and agents of any of the foregoing, against any and all claims, suits, losses, damage, costs, fees and expenses resulting from, or arising out of, the exercise of this license or any sublicense.  This indemnification will include, but not be limited to, any product liability.  If The Regents reasonably believes that there will be a conflict of interest or it will not otherwise be adequately represented by counsel chosen by Licensee to defend The Regents in accordance with this Paragraph 24.1, then The Regents may retain counsel of its choice to represent it.  If The Regents retains such counsel due to a conflict of interest, the Licensee will pay all expenses for such representation.  If The Regents retains such counsel because it believes it will not otherwise be adequately represented by counsel chosen by the Licensee, then The Regents will pay all expenses for such representation.  If The Regents retains such counsel, Licensee will not be responsible for indemnifying The Regents for any losses, damage, costs, fees and expenses that result from inadequate defense provided by such counsel.

24.2                        During the term of this Agreement and for three (3) years following its termination, the Licensee, at its sole cost and expense, will insure its activities in connection with any work performed hereunder and will obtain and maintain the following insurance (or an equivalent program of self-insurance):

24.2.1                        Comprehensive or commercial form general liability insurance (contractual liability included) with limits as follows:

Each Occurrence	$1,000,000
Personal and Advertising Injury	$1,000,000
General Aggregate (commercial form only)	$2,000,000

24.2.2                        Worker’s Compensation as legally required in the jurisdiction in which Licensee is doing business.

24.3                        Notwithstanding Paragraph 24.2, no later than the earlier of: i) sixty (60) days before the anticipated date of market introduction of any Licensed Product; or ii) sixty (60) days before the first use of any Licensed Product in a human under this Agreement, Licensee, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain the following insurance (or an equivalent program of self-insurance) during the term of this Agreement and for three (3) years following its termination:

24.3.1                        Comprehensive or Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

Each Occurrence	$5,000,000
Products/Completed Operations Aggregate	$10,000,000
Personal and Advertising Injury	$5,000,000
General Aggregate (commercial form only)	$10,000,000

24.3.2                        Worker’s Compensation as legally required in the jurisdiction in which Licensee is doing business.

24.4                        If the insurance under Paragraphs 24.2 and 24.3 is written on a claims-made form, it shall continue for three (3) years following termination or expiration of this Agreement.  The insurance shall have a retroactive date of placement prior to or coinciding with the Effective Date of this Agreement.

24.5                        The coverage and limits referred to in Paragraph 24.2.1 and 24.2.2 above will not in any way limit the liability of Licensee under this Article 24 (Indemnification).  Upon the execution of this Agreement, Licensee will furnish The Regents with certificates of insurance evidencing compliance with all requirements.  Such certificates will:

24.5.1                        Provide for thirty (30) days’ (ten (10) days for non-payment of premium) advance written notice to The Regents of any cancellation of insurance coverage; Licensee will promptly notify The Regents of any material modification of the insurance coverage;

24.5.2                        Indicate that The Regents has been endorsed as an additional insured under the coverage described above in Paragraph 24.2.1; and

24.5.3                        Include a provision that the coverage will be primary and will not participate with, nor will be excess over, any valid and collectable insurance or program of self-insurance maintained by The Regents.

24.6                        The Regents will promptly notify Licensee in writing of any claim or suit brought against The Regents for which The Regents intends to invoke the provisions of this Article 24 (Indemnification).  Licensee will keep The Regents informed of its defense of any claims pursuant to this Article 24 (Indemnification).

25                                  NOTICES

25.1                        Any notice or payment required to be given to either party under this Agreement will be in writing and will be deemed to have been properly given and to be effective as of the date specified below if delivered to the respective address given below or to another address as designated by written notice given to the other party: on the date of delivery if delivered in person; on the date of mailing if mailed by first-class certified mail, postage paid; or on the date of mailing if mailed by any global express carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice or payment.

In the case of Licensee:	Chief Executive Officer
BioProtection Systems Corporation
2901 South Loop Drive, Suite 3360
Ames, IA 50010

In the case of The Regents:	Director

Office of Technology Management
185 Berry Street, Suite 4603
San Francisco, California 94107
RE: [*]

26                                  ASSIGNABILITY

This Agreement is personal to the Licensee.  The Licensee may not assign or transfer this Agreement, including by merger, operation of law, or otherwise, without The Regents’ prior written consent, except that such consent will not be required in the case of assignment or transfer to an Affiliate or to a party that succeeds to all or substantially all of Licensee’s business or assets relating to this Agreement, whether by sale, merger, operation of law or otherwise, provided that such assignee or transferee promptly agrees to be bound by the terms and conditions of this Agreement and signs The Regents’ standard substitution of party letter (the form of which is attached hereto as Appendix B).  Any attempted assignment by the Licensee in violation of this Article 26 (Assignment) will be null and void.  This Agreement is binding upon and will inure to the benefit of The Regents, its successors and assigns.

27                                  WAIVER

No waiver by either party of any breach or default of any of the agreements contained herein will be deemed a waiver as to any subsequent and/or similar breach or default.  No waiver will be valid or binding upon the parties unless made in writing and signed by a duly authorized officer of each party.

28                                  FORCE MAJEURE

28.1                        Except for Licensee’s obligation to make any payments to The Regents hereunder, the parties shall not be responsible for any failure to perform due to the occurrence of any events beyond their reasonable control which render their performance impossible or onerous, including, but not limited to: accidents (environmental, toxic spill, etc.); acts of God; biological or nuclear incidents; casualties; earthquakes; fires; floods; governmental acts; orders or restrictions; inability to obtain suitable and sufficient labor, transportation, fuel and materials; local, national or state emergency; power failure and power outages; acts of terrorism; strike; and war.

28.2                        Either party to this Agreement, however, will have the right to terminate this Agreement upon thirty (30) days’ prior written notice if either party is unable to fulfill its obligations under this Agreement due to any of the causes specified in Paragraph 28.1 for a period of one (1) year.

29                                  GOVERNING LAWS; VENUE; ATTORNEYS’ FEES

29.1                        THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, excluding any choice of law rules that would direct the application of the laws of another jurisdiction and without regard to which party drafted particular provisions of this

Agreement, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of such patent or patent application.

29.2                        Any legal action brought by the parties hereto relating to this Agreement will be conducted in San Francisco, California,

29.3                        The prevailing party in any suit related to this Agreement will be entitled to recover its reasonable attorneys’ fees in addition to its costs and necessary disbursements.

30                                  GOVERNMENT APPROVAL OR REGISTRATION

If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee will assume all legal obligations to do so.  Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement.  Licensee will make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.

31                                  COMPLIANCE WITH LAWS

Licensee shall comply with all applicable international, national, state, regional and local laws and regulations in performing its obligations hereunder and in its use, manufacture, Sale or import of the Licensed Products, or practice of the Licensed Method.  Licensee will observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.  Licensee shall manufacture Licensed Products and practice the Licensed Method in compliance with applicable government importation laws and regulations of a particular country for Licensed Products made outside the particular country in which such Licensed Products are used, Sold or otherwise exploited.

32                                  CONFIDENTIALITY

32.1                        Licensee and The Regents will treat and maintain the other party’s proprietary business, patent prosecution, software, engineering drawings, process and technical information and other proprietary information, including the negotiated terms of this Agreement and any progress reports and royalty reports and any sublicense agreement issued pursuant to this Agreement (“Proprietary Information”) in confidence using at least the same degree of care as the receiving party uses to protect its own proprietary information of a like nature from the date of disclosure until five (5) years after the termination or expiration of this Agreement.

32.2                        Each of Licensee and The Regents may use and disclose the other party’s Proprietary Information to its respective employees, agents, consultants, contractors and, in the case of Licensee, its Sublicensees, provided that such parties are bound by a like duty of confidentiality as that found in this Article 32 (Confidentiality).  Notwithstanding anything to the contrary contained in this Agreement, The Regents may release this Agreement or any sublicense, including any terms thereof, and information regarding royalty payments or other income received in connection with this Agreement to the inventors, senior administrative officials employed by The Regents and individual Regents upon their request.  If such release is made, The Regents will request that such terms be kept in confidence in accordance with the provisions of this Article 32 (Confidentiality).  In addition, notwithstanding anything to the contrary in this Agreement, if a third party inquires whether a license to Patent Rights is available, then The Regents may disclose the existence of this Agreement and the extent of the grant in Articles 2 (Grant) and 3 (Sublicenses) and related definitions to such third party, but will not disclose the name of Licensee unless Licensee has already made such disclosure publicly.  Further, Licensee may disclose the existence and terms of this Agreement: (a) in confidence to its directors, officers, investors and professional service providers and to bona fide prospective investors, acquirors, strategic partners, or merger partners and their respective professional advisors; and (b) publicly to the extent required by applicable law or regulation, and provided that Licensee uses reasonable efforts to obtain an order protecting the confidentiality of sensitive technical or financial terms hereof to the extent such order is legally available.

32.3                        All written Proprietary Information disclosed by a party will be labeled or marked confidential or proprietary.  If the Proprietary Information is orally disclosed, it will be reduced to writing or some other physically tangible form, marked and labeled as confidential or proprietary by the disclosing party and delivered to the receiving party within thirty (30) days after the oral disclosure.

32.4                        Nothing contained herein will restrict or impair, in any way, the right of Licensee or The Regents to use or disclose any Proprietary Information of the other party:

32.4.1                        that recipient can demonstrate by written records was previously known to it prior to its disclosure by the disclosing party;

32.4.2                        that recipient can demonstrate by written records is now, or becomes in the future, public knowledge other than through acts or omissions of recipient;

32.4.3                        that recipient can demonstrate by written records was obtained lawfully and without restrictions on the recipient from sources independent of the disclosing party; and

32.4.4                        that The Regents is required to disclose pursuant to the California Public Records Act or other applicable law.

Each of Licensee or The Regents also may disclose the other party’s Proprietary Information to the extent that such Proprietary Information is required to be disclosed (i) to a governmental entity or agency in connection with seeking any governmental or regulatory approval, governmental audit, or other governmental contractual requirement or (ii) by law or court order, provided that the recipient uses reasonable efforts to give the party owning the Proprietary Information sufficient notice of such required disclosure to allow the party owning the Proprietary Information reasonable opportunity to object to, and to take legal action to prevent, such disclosure.

32.5                        Upon termination of this Agreement, Licensee and The Regents will destroy or return any of the disclosing party’s Proprietary Information in its possession within fifteen (15) days following the termination of this Agreement.  Licensee and The Regents will provide each other, within thirty (30) days following termination, with written notice that such Proprietary Information has been returned or destroyed.  Each party may, however, retain one copy of such Proprietary Information for archival purposes in non-working files.

33                                  MISCELLANEOUS

33.1                        The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

33.2                        This Agreement is not binding on the parties until it has been signed below on behalf of each party.  It is then effective as of the Effective Date.

33.3                        No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party.

33.4                        This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

33.5                        In case any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if such invalid, illegal or unenforceable provisions had never been contained in it

33.6                        No provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than The Regents and Licensee any rights, remedies or other benefits under, or by reason of, this Agreement.

33.7                        In performing their respective duties under this Agreement, each of the parties will be operating as an independent contractor.  Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship.  Neither party will have the power to bind the other party or incur obligations on the other party’s behalf without the other party’s prior written consent.

IN WITNESS WHEREOF, both The Regents and Licensee have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

Licensee		The Regents of the University of California

By:		By:
	(Signature)		(Signature)

Name:	Charles J. Link	Name:	Joel B. Kirschbaum

Title:	Chief Executive Officer	Title:	Director, UCSF Office of Technology Management
Date:	July 3, 2008	Date:	7/29/08

APPENDIX A

KNOW-HOW

1.                                      [*]

2.                                      [*]

3.                                      [*]

APPENDIX B

UCSF Case Nos. [*]

CONSENT TO SUBSTITUTION OF PARTY

This substitution of parties (“Agreement”) is effective this day of                     , 20    , among The Regents of the University of California (“The Regents), a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 and acting through its Office of Technology Management, University of California San Francisco (“UCSF”), 185 Berry Street, Suite 4603, San Francisco, California 94107; BioProtection Systems Corporation, a Delaware corporation, having a principal place of business at 2901 South Loop Drive, Suite 3360, Ames, Iowa 50010-8646 (“BPS”); and [new licensee name] [(“YYY”)] a                                      corporation, having a principal place of business at                                       .

BACKGROUND

A.                                   The Regents and BPS entered into a License Agreement effective                      (UC Control No.    -    -      ), entitled Recombinant Yellow Fever Virus as a Vaccine Vector (“License Agreement”), wherein BPS was granted certain rights.

B.                                     BPS desires that [YYY] be substituted as Licensee (defined in the License Agreement) in place of BPS, and The Regents is agreeable to such substitution.

C.                                     [YYY] has read the License Agreement and agrees to abide by its terms and conditions.

The parties agree as follows:

1.                                       [YYY] assumes all liability and obligations under the License Agreement and is bound by all its terms in all respects as if it were the original Licensee of the License Agreement in place of BPS.

2.                                       [YYY] is substituted for BPS, provided that [YYY] assumes all liability and obligations under the License Agreement as if [YYY] were the original party named as Licensee as of the effective date of the License Agreement.

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3.                                       The Regents releases BPS from all liability and obligations under the License Agreement arising before or after the effective date of this Agreement.

The parties have executed this Agreement in triplicate originals by their respective authorized officers on the following day and year.

BIOPROTECTION SYSTEMS CORPORATION		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:		By:
(Signature)

Name:		Name:
(Please print)

Title:		Title:	[Licensing Officer]
Office of Technology Management

Date:		Date:

[YYY] COMPANY

By:
(Signature)

Name:
(Please print)

Title:

Date:

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